Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Dec-04	Nov-04	Oct-04
Yield	15.79%	15.19%	16.40%
Less: Coupon	2.87%	2.63%	2.46%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	6.07%	5.66%	5.53%
Excess Spread	5.35%	5.40%	6.91%

Three Month Average Excess Spread	5.89%	6.11%	6.74%

Delinquency:
30 to 59 days	1.09%	1.20%	1.24%
60 to 89 days	0.79%	0.84%	0.87%
90 + days	1.65%	1.80%	1.77%
Total	3.53%	3.84%	3.88%

Payment Rate	18.30%	18.80%	16.15%